Exhibit 2.3

Report of Voting Results

(Section 11.3 of National Instrument 51-102)

The annual general and special meeting of shareholders of Minco Gold Corporation (the “Company”) was held on June 27, 2017 at 10:00 a.m. in Vancouver, B.C.

Represented at the meeting in person or by proxy were 96 shareholders holding 19,434,049 common shares representing 38.28% of the issued and outstanding capital of the Company.

The following briefly describes the matters voted on and the outcome of the votes at the meeting.

Election of Directors – All of the nominees for director presented by the Company were elected.  The Board of Directors consists of:  Mr. Ken Z. Cai, Mr. Michael Doggett, Mr. Robert Callander, Mr. Malcolm Clay and Mr. Michael Durose.

Appointment of Auditors - PricewaterhouseCoopers, LLP was appointed the Company’s independent auditors and the directors were authorized to fix the remuneration of the auditors.

Approval of Stock Option Plan – An ordinary resolution for all unallocated options and other entitlements issuable pursuant to the Company’s incentive stock options plan were authorized and approved.

MINCO GOLD CORPORATION

“Jennifer Trevitt”
Corporate Secretary

Dated:  June 27, 2017

2772 – 1055 W. Georgia St., Vancouver, BC,  Canada  V6E 3R5
Tel: (604)688-8002  Fax: (604)688-8030  Toll Free: (888)288-8288
E-mail: pr@mincomining.ca  Website: www.mincogold.ca